Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of February 16, 2007 (the “Effective Date”), and is entered into by and between Allos Therapeutics, Inc., a Delaware corporation (the “Company”), and David A. DeLong (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, Executive has been employed by the Company as Vice President, Marketing and Sales of the Company pursuant to an Employment Agreement, dated as of August 12, 2002, by and between the Company and Executive (the “Employment Agreement”); and

WHEREAS, the parties have mutually determined that Executive shall terminate his employment as Vice President, Marketing and Sales of the Company effective February 16, 2007 (the “Separation Date”), and, in connection with such separation, the Parties have agreed to settle any and all related agreements between the Parties and their affiliates in the manner set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

Section 1.              Termination.  Effective on the Separation Date, Executive shall terminate his employment as the Vice President, Marketing and Sales of the Company.

Section 2.              Termination Benefits.  Pursuant to Section 10(d) of the Employment Agreement, as modified herein, upon execution of this Agreement and the full general release of claims attached hereto as Exhibit B, Executive shall be entitled to receive the following Severance Benefits:

(a)           Severance Payment.  The Company shall pay to Executive a one time lump sum payment equal to six (6) months of Executive’s Base Salary in effect as of the Separation Date to be paid six (6) months and one (1) day following the Separation Date.

(b)           Health Insurance.  The Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of six (6) months following the Separation Date; provided, however, that (i) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Separation Date; and (ii) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive.

(c)           Bonus.   Although the Company is under no obligation to do so, in further consideration for the promises and agreements contained herein, the Company agrees to pay Executive a bonus payment equal to $59,217.87 pursuant to the Company’s Annual Incentive Plan, as in effect for fiscal 2006.

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(d)           Accrued Obligations.  On the Separation Date, the Company shall pay Executive all earned but unpaid Base Salary through the Separation Date and reimburse Executive for any reasonable unreimbursed expenses incurred in accordance with Company policy.  Additionally, Executive shall be entitled to a payment for all accrued but unused vacation and sick pay that Executive has accrued through the Separation Date.

(e)           Stock Options.  Pursuant to Executive’s stock option grant(s) and the plan(s) governing those grant(s) (the “Plan”), vesting of Executive’s stock options will cease on the Separation Date.  Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in Executive’s stock option grant notices, the stock option agreements, and the Plan.

Section 6.              Restrictive Covenants.  Executive acknowledges that the restrictive covenants set forth in the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement, attached hereto as Exhibit A shall remain in full force and effect following the Separation Date and Executive further agrees to comply with the terms of such restrictive covenants.

Section 7.              Release.  Notwithstanding anything herein to the contrary, Executive shall not be entitled to any benefits pursuant to this Agreement prior to the time in which he executes a full general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit B.

Section 8.              Non-Disparagement.  Executive agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither Executive, nor anyone acting on his behalf, shall hereafter make any derogatory, disparaging or critical statement about the Company, the Company’s subsidiaries or affiliates, or any of the Company’s current officers, directors, employees, or shareholders or any persons who were officers, directors, employees, or shareholders of the Company.  The Company agrees that, except as required by applicable law, or compelled by process of law, neither it, nor anyone acting on its behalf, shall hereafter make any derogatory, disparaging or critical statement about the Executive.

Section 9.              Cooperation by Executive.  Following the Separation Date, Executive will reasonably cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory, or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by his as a result of such cooperation.

Section 10.            Indemnification.  The Company acknowledges that (a) its by-laws (or those of one or more of its affiliates) contain provisions indemnifying directors and officers to the fullest extent permitted by applicable law and (b) Executive is covered by such provisions (as such provisions are in effect on the Separation Date) to the extent permitted by applicable law even after the Separation Date with respect to such matters occurring during the course of

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Executive’s employment before the Separation Date, subject to the terms of such by-law provisions (as such provisions are in effect on the Separation Date).

Section 11.            Confidentiality of Agreement.  Executive hereby agrees to keep the terms of this Agreement confidential; provided, that the obligations of Executive under this Section 11 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency, to either Executive’s counsel, or to Executive’s immediate family.

Section 12.            Opportunity for Advice.  By signing this Agreement, Executive acknowledges that with the advice of the Company, he has had a reasonable opportunity to consider advice from his legal counsel.  Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.

Section 13.            Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to Executive’s engagement and termination thereof, and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 14.            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 15.            Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 16.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

/s/ David A. DeLong
David A. DeLong

ALLOS THERAPEUTICS, INC.

By:	/s/ Jim Caruso
Jim Caruso
Title:	Chief Commercial Officer

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EXHIBIT A

EXHIBIT A TO EMPLOYMENT AGREEMENT

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by ALLOS THERAPEUTICS, INC. or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me.  I hereby agree as follows:

1.             NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions.  I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             NO CONFLICTS OR SOLICITATION. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.  To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.  I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).

4.             If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.             COVENANT NOT TO COMPETE.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive.  To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below).  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

5.1          Reasonable.  I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable.  I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.  If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.2          As used herein, the terms:

(i)            “Restricted Business” shall mean the development or commercialization of radiosensitizers.

(ii)           “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

6.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

7.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8.             RETURN OF COMPANY MATERIALS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, unless agreed to by the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.          NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

11.          NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12.          GENERAL PROVISIONS.

12.1        Governing Law; Consent to Personal Jurisdiction and Exclusive Forum.  This Agreement will be governed by and construed according to the laws of the State of Colorado as such laws are applied to agreements entered into and to be performed entirely within Colorado between Colorado residents.  I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the state courts and federal courts located in the State of Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement.  I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.  No such action may be brought in any forum outside the State of Colorado.  Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal.  A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to the state courts and federal courts located in the State of Colorado.

12.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5        Employment.  I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause.  I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7        Entire Agreement.  The obligations pursuant to Sections 1 through 8 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the August 12, 2002.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

/s/ David A. DeLong
David A. DeLong

ACCEPTED AND AGREED TO:

/s/ Michael E. Hart

EXHIBIT A

TO:	Allos Therapeutics, Inc.

FROM:	David A. DeLong

DATE:

SUBJECT:	Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Allos Therapeutics, Inc. that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐            Additional sheets attached.

EXHIBIT B

RELEASE AGREEMENT

I understand that my position with Allos Therapeutics, Inc. (the “Company”) terminated effective            ,       (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance benefits pursuant to the terms of the Separation Agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release.  This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company.

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

Agreed:

ALLOS THERAPEUTICS INC.	DAVID A. DELONG

By:

Name:

Title:

Date:	Date: